For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Reports Financial Results for the First Quarter of

2006

RICHMOND, VA (May 4, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ Capital Market: CBTE), a solutions provider to the global biotechnology industry, government agencies, pharmaceutical companies, and academic institutions, today released its financial results for the first quarter ended March 31, 2006. The Company’s 10-QSB is expected to be released on or about May 15, 2006.

	March 31,2006	March 31,2005
Revenues	$1,912,882	$1,535,513
Net Loss	(226,996)	(298,897)
EBITDA	76,985	(12,749)
Earnings (loss) per Share, Basic and Diluted	(0.07)	(0.09)

Discussion of Revenue and Expense Items

Improvements in revenue in the first quarter of 2006 compared to the first quarter of 2005 were seen in all four core focus areas of the company. Revenues from commercial contracts increased by $230,161 or 213.3% from $108,401 in the first quarter of 2005 to $338,562 during the first quarter of 2006. Revenues from bio-defense related government contract work increased by $199,425 or 25.6% from $779,035 during the first quarter of 2005 to $978,460 during the first quarter of 2006. Genetic Identity revenues increased by $23,656 or 6.0% from $393,092 during the first quarter of 2005 to $416,748 during the first quarter of 2006 and in clinical trial laboratory support services, revenues increased by $18, 826 or 57.5% from $32,717 during the first quarter of 2005 to $51,543 during the first quarter of 2006. The only revenue category that showed a decrease was in short-term, day-to-day work (lab services), which decreased by $102,963 or 47.7% from $219,063 during the first quarter of 2005 to $116,100 in the first quarter of 2006. This decrease is primarily due to the CBI’s focus on developing long-term projects in preference to short-term piece work.

As a percentage of revenue, direct labor, material and general and administrative costs in the first quarter of 2006 were essentially identical to the costs in the same quarter in 2005. Overhead costs showed a slight decrease in the first quarter of 2006 as compared to the first quarter of 2005.

During the first quarter of 2006 interest, amortization, and depreciation costs were $303,950 as compared to $286,148 in 2005. Thus, based on a net operating loss of $226,966, for the first quarter of 2006, earnings before income tax, depreciation, and amortization expenses (EBIDTA) for the CBI amounted to $76,985 as compared to $(12,749) for the first quarter of 2005.

“Despite the fact that revenues remain strong in our core focus areas, they have dropped below the levels achieved in the second and third quarters of 2005. Obviously, we are disappointed with these results,” said Dr. Robert B. Harris, President and CEO. “Government 2006 fiscal year budgets have been dramatically impacted by reversions required to fund Katrina relief and the war in Iraq. In turn, these budget reversions have pushed back anticipated contract starts in the third and fourth quarters of 2005, and the first quarter of 2006 to the third, and in some cases, the fourth quarter of 2006, when government 2007 fiscal year dollars are authorized. These budget reversions have also resulted in the outright cancellation of several requests for proprosals from different government agencies which might have provided first quarter or second quarter 2006 revenues. CBI’s contract activities in the private sector are beginning to increase as CBI continues to focus most of its marketing and sales efforts in the private sector. Contract work in the DNA reference lab also continues to gain momentum; CBI signed $337,000 in new and continuing contracts for forensic and paternity testing in the first quarter of 2006. While the first quarter loss is disappointing, we expect to reverse this loss by the end 2006.’

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About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will receive all fees anticipated under existing contracts;

•	Adverse economic conditions will not result in the cancellation of future requests for proposals;

•	CBI will successfully acquire new private sector projects;

•	CBI will recognize all revenues attributable to uncompleted projects;

•	CBI will continue to successfully develop its DNA reference laboratory;

•	CBI’s customers will not terminate their contracts prior to their completion;

•	CBI will see positive trends in financial performance; and

•	CBI will generate a profit in its 2006 fiscal year.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.